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                                                                       Exhibit 1



                       FIFTH AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, dated as of June 2, 1999 (this "Amendment"), to the Rights Agreement, dated as of January 19, 1996, as amended as of April 5, 1996, June 20, 1996, July 25, 1996 and August 22, 1997 (the "Rights Agreement"), between MotivePower Industries, Inc., a Pennsylvania corporation (successor to MotivePower Industries, Inc., a Delaware corporation)(the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (formerly known as Chemical Mellon Shareholder Services, L.L.C.) (the "Rights Agent").

         WHEREAS, at the close of business on June 2, 1999, MotivePower Industries, Inc., a Delaware corporation ("Delaware Corp") was merged ("Reincorporation Merger") into the Company, pursuant to a Plan of Merger whereby the Company succeeded to all the property, rights and obligations of Delaware Corp Delaware Corp ceased to exist as a Delaware corporation, and each outstanding share of Common Stock, par value $.01 per share, of Delaware Corp (including shares held in the treasury) became and was converted into one share of Common Stock, $.01 par value, of the Company;

         WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement to reflect and confirm that the Company has succeeded to all of the rights and obligations of Delaware Corp thereunder and to reflect and confirm certain conforming changes therein;

         WHEREAS, the Company and Westinghouse Air Brake Company, a Delaware corporation ("Westinghouse"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Westinghouse will merge with and into the Company (the "Westinghouse Merger") and each outstanding share of Common Stock, par value $0.01 per share, of the Westinghouse will be converted into 1.3 shares of Common Stock of the Company;

         WHEREAS, the Company and the Rights Agent desire to (i) amend the Rights Agreement to provide that Westinghouse shall not be deemed an Acquiring Person and no Distribution Date (as such terms are defined in the Rights Agreement) shall be deemed to occur as a result of the execution of the Merger Agreement, the execution of the WABCO Stock Option Agreement, dated as of June 2, 1999, between Westinghouse and the Company or consummation of the transactions contemplated thereby, and (ii) provide that Westinghouse Air Brake Company Employee Ownership Trust shall not constitute an Acquiring Person after consummation of the Westinghouse Merger;


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         WHEREAS, the Company and the Rights Agent desire to make certain additional administrative changes to the Rights Agreement; and

         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

         NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

         1. As of the time of the Reincorporation Merger, the Company succeeded to all the rights and obligations of Delaware Corp under the Rights Agreement, and replaced Delaware Corp as the "Company" under the Rights Agreement.

         2. As of the time of the Reincorporation Merger, each Right theretofore issued by Delaware Corp, and which attached to a share of Common Stock of Delaware Corp, became a Right, when exercisable, to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock ("Preferred Stock") of the Company for $16, subject to the adjustment as provided in the Rights Agreement, such Right being attached to the share of Common Stock of the Company into which such share of Common Stock of Delaware Corp has been converted.

         3. As of the time of the Reincorporation Merger, all references in the Rights Agreement to Common Stock of Delaware Corp became references to the Common Stock of the Company, all references to Series C Junior Participating Preferred Stock of Delaware Corp became references to the Preferred Stock, and all references to other securities of Delaware Corp became references to other securities of the Company.

         4. One Right to purchase one one-hundredths of a share of Preferred Stock (as such number may be adjusted pursuant to the Rights Agreement) of the Company for $16, when exercisable and subject to adjustment as provided in the Rights Agreement, shall be issued for and attach to each share of Common Stock of the Company issued after the time of the Reincorporation Merger, whether an originally issued share or a share delivered from the treasury to which a Right had not previously attached, all in accordance with Section 3 of the Rights Agreement.

         5. Section 31 of the Rights Agreement is hereby amended by substituting "Commonwealth of Pennsylvania" for "State of Delaware."



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         6. The first sentence of Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or, after the consummation of the Merger (as such term is hereinafter defined), the Westinghouse Air Brake Company Employee Ownership Trust.

         7. Section 3 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 3:

               "(d) Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, Westinghouse Air Brake Company shall not be deemed an Acquiring Person and no Distribution Date shall be deemed to occur, in either case, as a result of the execution of the Agreement and Plan of Merger, dated as of June 2, 1999, between the Company and Westinghouse Air Brake Company, a Delaware corporation ("Westinghouse")(as the same may be amended from time to time, the "Merger Agreement"), the execution of the WABCO Stock Option Agreement, dated as of June 2, 1999, between Westinghouse and the Company (as the same may be amended from time to time, the "Option Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement and the Option Agreement, as the case may be."

         8. The first sentence of Section 2 of the Rights Agreement is hereby amended and restated in its entirety as follows:

     "The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment."

         9. Section 18 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 18:



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          "The indemnity provided herein shall survive the termination of this
     Agreement and the termination and the expiration of the Rights. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under the Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent."

         10. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         11. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

         12. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                         MOTIVEPOWER INDUSTRIES, INC.


                                         By: /s/ Jeannette Fisher-Garber
                                            ------------------------------------
                                             Name:  Jeannette Fisher-Garber
                                             Title: Vice President, General
                                                    Counsel and Secretary

Attest


By:  /s/ Thomas P. Lyons
    -------------------------------------
    Name:  Thomas P. Lyons
    Title: Vice President and Treasurer

                                         CHASEMELLON SHAREHOLDER SERVICES,
                                         L.L.C., as Rights Agent


                                         By: /s/ J.D. Curtin
                                            ------------------------------------
                                             Name:  J.D. Curtin
                                             Title: Assistant vice President

Attest


By:  /s/ L.T. Schweiger
    -------------------------------------
    Name:    L.T. Schweiger
    Title:   Senior Account Administrator



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